Exhibit 1.1

FORM OF

REGENCY CENTERS CORPORATION

AMENDMENT NO. 1 TO THE

EQUITY DISTRIBUTION AGREEMENT

November 13, 2018

Ladies and Gentlemen:

Reference is made to the Equity Distribution Agreement dated May 17, 2017 (the “Agreement”), among Regency Centers Corporation, a Florida corporation (the “Company”), Regency Centers, L.P., a Delaware limited partnership (the “Partnership”), [*] (the “Forward Purchaser”) and [*] (the “Agent”). In consideration of the mutual promises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company, the Partnership, the Forward Purchaser and the Agent hereby agree to enter into this Amendment No. 1 to the Agreement, dated the date hereof (the “Amendment No. 1”), with the purpose of replacing references in the Agreement to the New York Stock Exchange, or the NYSE, to the Nasdaq Global Select Market due to Regency’s pending transfer of its stock exchange listing to the Nasdaq Global Select Market.

SECTION 1. Definitions. Unless otherwise defined herein, capitalized terms used herein shall have the respective meanings assigned thereto in the Agreement.

SECTION 2. Amendment of the Agreement.

(a) On and after the Amendment Effective Date, the phrase “NYSE” shall be replaced with the phrase “Nasdaq Global Select Market” in each instance that it appears in the following sections of the Agreement:

i.	Section 1, Definition of “Sales Price”
ii.	Section 1, Definition of “Trading Day”
iii.	Section 3(e)
iv.	Section 5(28)
v.	Section 7(h)
vi.	Section 7(i)
vii.	Section 8(a)
viii.	Section 9(10); and
ix.	Section 9(12)

(b) On and after the Amendment Effective Date, Section 13(a), Termination; General, shall be as follows:

(a) Termination; General. Each of Agent, the Forward Seller or the Forward Purchaser, as applicable, may terminate the right of the Company to effect any Issuances or Forwards under this Agreement, in its sole discretion, by notice to the Company, as hereinafter specified at any time if (i) in the judgment of Agent, there has been, since the time of execution of this Agreement or since the date as of which information is given in the Prospectus, any material adverse change in the condition, financial or otherwise, or in the results of operations, business affairs or business prospects of the Company and its subsidiaries considered as one enterprise, whether or not arising in the ordinary course of business, or (ii) there has occurred any material adverse change in the financial markets in the United States or the international financial markets, any outbreak of hostilities or escalation thereof or other calamity or crisis or any change or development involving a prospective change in national or international political, financial or economic conditions, in each case the effect of which is such as to make it, in the judgment of Agent, impracticable or inadvisable to market the Shares or to enforce contracts for the sale of the Shares, or (iii) trading in the Shares has been suspended or limited by the Commission or the Nasdaq Global Select Market, or (iv) trading generally on the NYSE or the Nasdaq Global Select Market has been suspended or limited, or minimum or maximum prices for trading have been fixed, or maximum ranges for prices have been required, by any of said exchanges or by order of the Commission, FINRA or any other governmental authority, or a material disruption has occurred in commercial banking or securities settlement or clearance services in the United States or in Europe, or (v) a banking moratorium has been declared by either Federal or New York authorities.

SECTION 3. Effectiveness. This Amendment No. 1 shall automatically become effective as of the first date that the Shares commence trading on the Nasdaq Global Select Market (the “Amendment Effective Date”). Upon the effectiveness hereof, all references in the Agreement to “this Agreement” or the like shall refer to the Agreement as further amended hereby.

SECTION 4. Counterparts. This Amendment No. 1 may be executed in any number of counterparts and by the different parties hereto in separate counterparts, each of which shall be deemed an original, and all of which shall together constitute one and the same instrument.

SECTION 5. Law; Construction. THIS AMENDMENT NO. 1 AND ANY CLAIM, CONTROVERSY OR DISPUTE RELATING TO OR ARISING OUT OF THIS AMENDMENT NO. 1 SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 6. Entire Agreement. This Amendment No. 1 and the Agreement as further amended hereby constitute the entire agreement and understanding between the parties hereto and supersede any and all prior agreements and understandings relating to the subject matter hereof. Except as further amended hereby, all of the terms of the Agreement shall remain in full force and effect and are hereby confirmed in all respects.

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If the foregoing is in accordance with your understanding of our agreement, please sign and return to the Company a counterpart hereof, whereupon this instrument, along with all counterparts, will become a binding agreement among the Forward Purchaser, the Agent, the Company and the Partnership in accordance with its terms.

Very truly yours,
REGENCY CENTERS CORPORATION

By:
Name:
Title:
REGENCY CENTERS, L.P.
By:	Regency Centers Corporation,
its general partner

By:
Name:
Title:

CONFIRMED AND ACCEPTED, as of the date
first above written:
[*]
By:
Name:
Title: